EXHIBIT 10.7

TERMINATION OF INTERNATIONAL SERVICES CONTRACT

BETWEEN:

SWISS WATER TECH (the Service Provider"), a corporation organized and existing under the laws of the Neuchatel Switzerland, with its head office located at: Puits Godet 6A - 2000 Neuchatel Switzerland.

AND:

EUROSPORT ACTIVE WORLD CORP (EAWC TECHNOLOGIES) (the Customer), a corporation organized and existing under the laws of the Miami Florida, with its head office located at: 2000 Ponce de Leon Blvd., 6th Floor- 33134 Miami Florida USA.

Reference is made to the Section 13. Termination of contract; point (b) default of important obligations, in particular the payment within the agreed period of time; and as indicated in this section the person responsible for the Service Provider, Ms. Ana Beatriz Dominguez Organero, would be no longer employed by the company acting as Service Provider. As per the International Service Contract signed on March 1st 2013, by both parties.

On light of these exceptional circumstances, both parties agreed on the termination of the contract effectively from the 31st December 2016.

The Service Provider agreed that the open balance proceed to be paid with EAWD shares at the value of 1 USD per share and certificate should be issued not later then July 1st, 2017.

The detailed open balance for the EAWC Account until December 31st 2016 would be provided to the Customer, by the first week of January 2017.

The Service Provider reserve its legal rights to proceed accordingly in searching for compensation for damages caused by the default of Customer's obligation.

The applicable law and competent jurisdiction on this agreement prevails in the courts of Switzerland.

Both parties declare their conformity to the present termination agreement, which is signed, on two copies, each of which is consider as original.

Neuchatel, November 1st, 2016

Service Provider	Customer